As filed with the Securities and Exchange Commission on October 16, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMERICAN FINANCIAL REALTY TRUST

(Exact name of Registrant as specified in its charter)

Maryland	02-0604479
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1725 The Fairway

Jenkintown, Pennsylvania 19046

(215) 887-2280

(Address, including zip code, of Principal Executive Offices)

AMERICAN FINANCIAL REALTY TRUST

2002 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Edward J. Matey Jr.

Executive Vice President and General Counsel

American Financial Realty Trust

1725 The Fairway

Jenkintown, Pennsylvania 19046

(215) 887-2280

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

James W. McKenzie, Jr., Esq.

Justin W. Chairman, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to Be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering Price	Amount of registration fee

Common Shares of Beneficial Interest, $.001 par value	11,375,000(1)	(2)(3)	$153,789,589(2)(3)	$12,442

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from share splits, share dividends, recapitalizations or certain other capital adjustments.
(2)	Calculated pursuant to Rule 457(h) for the purpose of calculating the registration fee, based upon the price at which outstanding options to acquire 2,974,875 shares have been granted under the 2002 Equity Incentive Plan may be exercised (2,669,375 shares at $10.00 per share; 7,000 shares at $10.30 per share; 107,500 shares at $11.65 per share; 30,000 shares at $12.20; 13,000 shares at $11.25; 65,000 shares at $12.10; 8,000 shares at $14.91 per share; and 75,000 shares at $14.98).
(3)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low prices for the common stock as reported on the New York Stock Exchange on October 9, 2003, which was $14.67.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by American Financial Realty Trust (the “Trust”) with the Commission are incorporated by reference into this Registration Statement:

(1)	The Trust’s prospectus filed pursuant to Rule 424(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Commission on June 25, 2003;

(2)	The Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(3)	The Trust’s Current Reports on Form 8-K, as filed with the Commission on June 26, 2003, July 11, 2003, July 28, 2003, (only with respect to the financial information filed pursuant to Item 7), August 15, 2003, October 1, 2003 (only with respect to the information filed pursuant to Items 5 and 7) and October 8, 2003; and

(4)	The description of the Trust’s common shares of beneficial interest, par value $.001 per share, contained in the Trust’s Registration Statement on Form 8-A filed with the Commission on May 1, 2003 to register such securities under the Exchange Act.

All reports and other documents subsequently filed by the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated balance sheet and related financial statement schedules of the Trust as of December 31, 2002 and the combined balance sheet of its predecessor entities, as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period from January 1, 2002 to September 9, 2002 and for each of the years in the two-year period ended December 31, 2001, included in the Trust’s prospectus filed pursuant to Rule 424(b) of the Securities Act as filed with the Commission on June 25, 2003 (the “424(b) Prospectus”), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of the Trust issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

The report of KPMG LLP on the financial statements of the Trust as of and for the period ended December 31, 2002, indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of our predecessor entities in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The report of KPMG LLP also indicates that effective January 1, 2002, the Trust adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The combined statement of revenues and certain expenses of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002, and the combined statement of revenues and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002, included in the 424(b) Prospectus, have been so included and incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

Not Applicable

Item 6.	Indemnification of Trustees and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust (“REIT”) to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. The Trust’s declaration of trust contains a provision which limits the liability of the Trust’s trustees and officers to the maximum extent permitted by Maryland law.

The Trust’s declaration of trust permits it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at the Trust’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Trust. The Trust’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Trust and at the Trust’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Trust’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust. Maryland law requires the Trust to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and the Trust’s bylaws, the bylaws require the Trust, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

Exhibit	Description

4.1	American Financial Realty Trust 2002 Equity Incentive Plan (as amended and restated, effective July 24, 2003).

5.1	Opinion of Saul Ewing LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP relating to Bank of America Specifically Tailored Transaction.

23.3	Consent of PricewaterhouseCoopers LLP relating to Bank of America Small Office Portfolio.

23.4	Consent of Saul Ewing LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on Signature Page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Jenkintown, Commonwealth of Pennsylvania, on the 16th day of October, 2003.

American Financial Realty Trust

By:	/S/ NICHOLAS S. SCHORSCH

Nicholas S. Schorsch President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas S. Schorsch and William P. Ciorletti, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following individuals in the capacities and on the dates indicated.

/S/ NICHOLAS S. SCHORSCH Nicholas S. Schorsch	President, Chief Executive Officer and Chairman of the Board of Trustees (Principal Executive Officer)	October 16, 2003

/S/ WILLIAM P. CIORLETTI William P. Ciorletti	Senior Vice President – Finance and Chief Financial Officer (Principal Finance Officer)	October 16, 2003

/S/ GLENN BLUMENTHAL Glenn Blumenthal	Senior Vice President – Asset Management and Trustee	October 16, 2003

/S/ RAYMOND GAREA Raymond Garea	Trustee	October 16, 2003

/S/ MICHAEL J. HAGAN Michael J. Hagan	Trustee	October 16, 2003

/S/ JOHN P. HOLLIHAN III John P. Hollihan III	Trustee	October 16, 2003

/S/ WILLIAM M. KAHANE William M. Kahane	Trustee	October 16, 2003

/S/ RICHARD A. KRAEMER Richard A. Kraemer	Trustee	October 16, 2003

/S/ LEWIS S. RANIERI Lewis S. Ranieri	Trustee	October 16, 2003

/S/ J. ROCK TONKEL J. Rock Tonkel	Trustee	October 16, 2003

Exhibit	Description

4.1	American Financial Realty Trust 2002 Equity Incentive Plan (as amended and restated, effective July 24, 2003).

5.1	Opinion of Saul Ewing LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP relating to Bank of America Specifically Tailored Transaction.

23.3	Consent of PricewaterhouseCoopers LLP relating to Bank of America Small Office Portfolio.

23.4	Consent of Saul Ewing LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on Signature Page of this Registration Statement).